Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 3, 2019 and is entered into by and between SPRING BANK PHARMACEUTICALS, INC., a Delaware corporation (“Spring Bank”), and SPEROVIE BIOSCIENCES, INC., a Delaware corporation (“Sperovie” and together with Spring Bank, individually and collectively, jointly and severally, “Borrower”), Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P. (collectively, referred to as “Lender”) and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

RECITALS

A.Borrower has requested Lender to make available to Borrower a loan or loans in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00) (the “Term Loan”); and

B.Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1.Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question or (b) any Person directly or indirectly owning, controlling or holding the power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Lender, Agent nor any of their Affiliates shall be deemed to be an Affiliate of Borrower for purposes of this Agreement or any other Loan Document.

“Agent” has the meaning given to such term in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means the last Business Day prior to the lapse of 24 months following the Closing Date.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to such term in Section 11.13.

“Authorized Shares” has the meaning given to such term in Section 5.21.

“BioHEP License” means that Amended and Restated License Agreement by and between BioHEP Technologies LTD and Spring Bank Pharmaceuticals, Inc., dated as of January 14, 2016.

“Blocked Person” means: (a) a Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Products” means all products, technical data or technology currently being developed, manufactured or sold by Borrower or which Borrower intends to sell, manufacture, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, technical data or technology that have been sold, developed, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York or the Commonwealth of Massachusetts are closed for business.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit issued.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower, in each case in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Spring Bank is the surviving entity. Notwithstanding the foregoing, a sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors shall not constitute a “Change in Control” so long as Borrower identifies to the Agent the venture capital or private equity investors at least three (3) Business Days prior to the closing of the transaction and provides to Agent a description of the material terms of the transaction.

“Claims” has the meaning given to such term in Section 11.10.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the date on which all conditions to the funding of the Term Loan by the Lender are met, in accordance with Section 4.

“Closing Deliverables” has the meaning given to such term in Section 4.1.

“Closing Expense Charge” means reimbursement due to the Lenders at, and subject to the occurrence of, the Closing Date for all reasonable and documented costs and expenses incurred by Lenders in negotiating and consummating the Term Loan, including legal fees and expenses, in an aggregate amount not to exceed $60,000 (plus VAT, if applicable). Closing Expense Charge does not include costs relating to the registration of the Collateral and any other charges and security interests referred to herein, including any deposit account control agreements requested by the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property described in Section 3.1.

“Common Stock” means the common stock, $0.0001 par value per share, of Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the OCB or guaranties of leases in the OCB. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Notice” shall have the meaning set forth in Section 8.3.

“Conversion Price” has the meaning given to such term in Section 8.2.

“Conversion Shares” means the Note Conversion Shares and the Warrant Shares.

“Converted Amount” shall have the meaning set forth in Section 8.3.

“Converting Lender” shall have the meaning set forth in Section 8.3.

“Copyright License” means any written agreement granting any right to use any copyrighted material, Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary formed after the execution of this Agreement whose execution of a Joinder Agreement would not result in a material adverse tax consequence to Borrower.

“Environmental Laws” has the meaning given to such term in Section 5.31.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to such term in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any “zero balance” deposit account or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, and identified to the Agent in writing by the Borrower as such.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.

“Financial Statements” has the meaning given to such term in Section 7.1.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America.

“Funding Deadline” means October 2, 2019.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Health Care Laws” has the meaning given to such term in Section 5.28.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the OCB due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations within the meaning of GAAP as in effect prior to December 15, 2018, and (d) all Contingent Obligations.

“Intellectual Property” means all of the following arising under the laws of the United States, any other jurisdiction or treaty regime: Borrower’s Copyrights; Trademarks; Patents; trade secrets, proprietary information, trade secrets (including preclinical, clinical and other data) and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“International Limited” means SBP International Limited, a wholly-owned subsidiary of Spring Bank organized in England and Wales

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of any capital asset of another Person.

“Investment Policy” is that certain investment policy of Borrower, approved by Borrower’s Board of Directors delivered to Agent by Borrower prior to the date hereof.

“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit C.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Liabilities” has the meaning given to such term in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License, trade secrets or know how license or other license of rights or interests from a third party.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the amounts made available by the Lender to the Borrower under this Agreement.

“Loan Documents” means this Agreement, any Notes, the Warrants, the Registration Rights Agreement,  Perfection Certificate, all UCC Financing Statements, any subordination agreement, any deposit account control agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii)the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Contract” with respect to the Borrower and its subsidiaries (a) each contract or agreement to which Borrower or any of its subsidiaries is a party involving aggregate consideration payable to or by Borrower or any of its subsidiaries of $250,000 or more in any fiscal year and (b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, excluding non-executive officer employment agreements.

“Maximum Rate” has the meaning given to such term in Section 2.2.

“Merger Event” has the meaning given to such term in Section 8.6

“Money Laundering Laws” has the meaning given to such term in Section 5.34.

“Nasdaq” has the meaning given to such term in Section 8.7.

“Note(s)” means a Term Note.

“Note Conversion Shares” shall have the meaning set forth in Section 8.3.

“OCB” means in the ordinary course of business and shall include (i) collaboration or licensing transactions, or options to enter into collaboration or licensing transactions, that are customary in Borrower’s industry, and (ii) arrangements to use Borrower’s research and development capabilities to develop product candidates on behalf of third party pharmaceutical companies.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is asserted or in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country or treaty regime, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country or treaty regime.

“Perfection Certificate” is that certain perfection certificate delivered by Borrower to Agent, dated as of the Closing Date.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof which is disclosed in Schedule 1A; (iii) Indebtedness of up to $100,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the OCB, including Indebtedness incurred in the OCB with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) intercompany Indebtedness as long as each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Qualified Subsidiary that is a party to this Agreement or has executed a Joinder Agreement, (viii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may and (ix) other unsecured Indebtedness in a principal amount not to exceed $100,000 in the aggregate at any time outstanding.

“Permitted Investment” means: (i) Investments existing on the date hereof which are disclosed in Schedule 1B; (ii) any Investments permitted by Borrower’s Investment Policy, as amended from time to time, provided that any amendments to the Investment Policy have been approved in writing by Agent (such approval not to be unreasonably withheld or delayed); (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments in existing or newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary is a party to this Agreement or has executed and delivered to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent; (v) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (vi) joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year; (vii) Investments consisting of the nonexclusive licensing of technology, the development of technology, the providing of technical support and in-licensing of technology, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year; and (viii) Investments by Borrower in another Borrower; and (ix) additional Investments that do not exceed $100,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the date hereof which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the Borrower’s OCB and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the OCB: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property, or other capital assets, constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the OCB and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the OCB so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clauses (iv) and (ix) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed one Hundred Thousand Dollars (100,000.00) at any time; (xv) Liens in connection with operating leases in the Equipment that is the subject of such leases; (xvi) Permitted Transfers; (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase and (xviii) other Liens securing obligations not to exceed the principal amount of $100,000 outstanding at any time.

“Permitted Transfers” means (i) sales of Inventory in the OCB, (ii) licenses, joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB providing for the licensing of Borrower’s technology or Intellectual Property; provided that such licenses do not result in a legal transfer of title of the licensed property and so long as after giving effect to each such license, Borrower retains sufficient rights to use or benefit from the subject Intellectual Property as to enable it to conduct its business in the ordinary course, (iii) dispositions of worn-out, obsolete or surplus Equipment in the OCB, (iv) use of cash in the OCB other than transfers to a Subsidiary who is not a party to this Agreement or has executed and delivered to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent, (v) transfers constituting Permitted Investments, (vi) transfers constituting Permitted Liens, (vii) dispositions of Copyright rights in connection with publications in scientific journals, and (viii) other transfers of assets having a fair market value of not more than One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.  Notwithstanding clause (iv), Borrower shall be permitted to transfer cash to Security Corporation so long as Borrower maintains cash and money market accounts of at least $7,000,000 subsequent to such transfer.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” has the meaning given to such term in Section 2.4.

“Prepayment Notice” has the meaning given to such term in Section 2.4.

“Qualified Subsidiary” means Sperovie Biosciences, Inc., a Delaware corporation and wholly-owned Subsidiary of Spring Bank any direct or indirect Domestic Subsidiary (other than Security Corporation) or Eligible Foreign Subsidiary (other than International Limited).

“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Regulatory Agencies” has the meaning given to such term in Section 5.26.

“Regulatory Licenses” has the meaning given to such term in Section 5.26.

“Rights of Payment” has the meaning given to such term in Section 3.1.

“Rule 144” has the meaning given to such term in Section 7.18.

“Rule 144 Certificate” has the meaning given to such term in Section 7.18.

“Rule 144 Opinion” has the meaning given to such term in Section 7.18.

“Sale Event” has the meaning given to such term in Section 7.18.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning given to such term in Section 5.15.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Documents (other than any Warrant), including any obligation to pay any amount now owing or later arising (including, without limitation, the Prepayment Charge).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Being Sold” has the meaning given to such term in Section 7.18.

“Security Corporation” means SBP Securities Corporation, a Massachusetts corporation.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 5.18 hereto.

“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make payment on account of such Lender's portion of the Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule A.

“Term Loan” shall have the meaning assigned to such term in the preamble of this Agreement.

“Term Loan Interest Rate” means 8% per annum.

“Term Loan Maturity Date” means the lapse of 48 months following the Closing Date.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit A.

“Termination Payment” has the meaning given to such term in Section 2.1.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and

Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

“Warrants” has the meaning given to such term in Section 2.7.

1.2.Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1.Term Loan.

(a)                 Payment. Subject to the terms and conditions of this Agreement, each of the Lenders shall lend to the Borrower its Term Commitment, totaling, for all Lenders in the Term Loan. The Term Loan shall be provided in a single installment on the Closing Date without any need for Borrower to deliver a notice or request, other than by provision of all Closing Deliverables required to be delivered pursuant to Section 4.1, which delivery shall be deemed to constitute a borrowing request by Borrower. In case the Closing Date does not take place on or prior to the Funding Deadline or 2 Business Days of receipt of the Closing Deliverables, due to Lender failing to fund its Term Commitment notwithstanding the fulfilment of all other conditions set forth in Section 4, either Party may terminate this Agreement without any liability towards the other Party, provided, however, that Lender shall be required to make a one-time payment, as liquidated damages and not as a penalty, of $250,000, to Borrower in connection with such termination (the “Termination Payment”). Proceeds of the Term Loan shall be deposited into a Deposit Account of the Borrower existing as of the Closing Date.

(b)                 Term Loan Interest Rate. The principal balance of the Term Loan shall bear interest thereon from the actual payment thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days.

(c)                 Repayment. Borrower will pay interest on the Term Loan on the first Business Day following the end of each Quarter, starting at the last Business Day of the first Quarter after the Closing Date and thereafter on the first day of every subsequent Quarter, based on the Term Loan principal amount outstanding in the preceding Quarter. Borrower shall repay Term Loan in eight (8) equal Quarterly installments of Two Million and Five Hundred Thousand US Dollars ($2,500,000) beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 7.10(b)) and regardless of any counterclaim or defense. VAT, if applicable, shall be added to each payment.

2.2.Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to

Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3.Default Interest. In the event any payment is not paid on the scheduled payment date, subject to applicable grace periods, if any, an amount equal to four percent (4.0%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(b) plus four percent (4.0%) per annum. In the event any interest is not paid when due hereunder, subject to applicable grace periods, such delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(b) or this Section 2.3, as applicable.

2.4.Prepayment. Other than the quarterly amortization payments made pursuant to Section 2.1(c), the Borrower may only prepay the Term Loan in accordance with this Section 2.4 At its option, upon at least fourteen (14) days written notice to Agent (“Prepayment Notice”), Borrower may prepay an amount of not less than US $1,000,000 or all of the then outstanding principal balance and all accrued and unpaid interest thereon, together with a prepayment charge equal to three percent (3.0%) of the principal amount being prepaid (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan or a portion thereof as aforesaid. Any such early repayments shall be applied to the required amortization payments in reverse chronological order (i.e., the payments on or closest to the Term Loan Maturity shall be paid first). In a case where a Lender has submitted a Conversion Notice to Borrower within the 14-day period following receipt of the Prepayment Notice, no prepayment shall be allowed prior to conversion as requested in such Conversion Notice and the Conversion Notice shall prevail. The Prepayment Notice shall apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice. In addition, following such time that the Borrower commences discussions or negotiations towards a Change in Control, and as long as discussions or negotiations are ongoing, prepayment shall not be permitted. In the event that a Change in Control takes place during the three months period after prepayment hereunder took place, then, Lender shall be entitled to request that prepayment shall be deemed null and void and to pay pursuant to the terms hereof any amount pre-paid hereunder and shall be entitled to all rights hereunder (including the right to convert any then outstanding Term Loan amount) as if pre-payment did not take place. The Prepayment Charge shall be repaid in full to the Borrower.

2.5.Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13), promptly after Borrower’s receipt of such notice, a Term Note to evidence Lender’s Loans.

2.6.Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.7.Warrants. At, and subject to the occurrence of, the Closing Date, Borrower shall issue Lenders warrants to purchase an aggregate of 250,000 shares of Common Stock (the “Warrants”) and the Warrants shall be allocated among the Lenders ratably based on the Term Commitment of the Lenders. The Warrants shall be exercisable at an exercise price of $6.57, which is equal to 1.5 times the average closing price of the Borrower’s Common Stock during the 30 trading days prior to the execution of this Agreement. Warrants may be exercised, in whole or in part, at any time until the 6th anniversary of the Closing Date. Borrower will issue each Lender a Warrant certificate in the form attached hereto as Exhibit B.

2.8.Withholding. All sums payable by Borrower hereunder and under the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax.

2.9.Status of Lenders.  The Agent and each Lender agree that:

(a)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(b)(i), 2.9(b)(ii) and 2.9(b)(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)                 Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i)                  any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

A.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.	executed copies of IRS Form W-8ECI;
C.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)                 Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

SECTION 3.  SECURITY INTEREST

3.1.As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest, senior to any current and future debts and to any security interest, in all of Borrower’s right, title, and interest in, to and under all of Borrower’s property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investments; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) license agreements; (k) franchise agreements, (l) commercial tort claims; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding any of the foregoing, the Collateral shall not under any circumstances include, and no security interest is granted in Borrower’s owned Intellectual Property; provided, however, that the Collateral shall include all (i) Accounts and general intangibles that consist of rights to payment and (ii) proceeds from any form whatsoever from commercialization or monetization of, or the generation of any revenues or other consideration from, the Intellectual Property, including from the sale or invitation to license, assertion, litigation, enforcement in any form, licensing, or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.  Upon request by Agent, the Borrower shall produce, execute and file any document (including UCC Financing Statements), and make any arrangement using its best efforts as required to perfect and establish the Lender’s security interest in the Collateral, and to the extent the Borrower does not promptly make any such filing (including on the Closing Date), the Agent is authorized to make such filing including all UCC Financing Statements deemed by Agent to be necessary to perfect the Lender’s security interest in the Collateral.

3.2.Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any Intellectual Property except to the extent expressly described in Section 3.1 above, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC), (c) any leasehold real property interest, license, lease or other contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer or grant of a security interest is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (d) any property to the extent that, and for as long as, such grant of a security interest is prohibited by any applicable law, rule or regulation; provided that the foregoing exclusion in this clause (e) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit the Agent’s security interest or Lien notwithstanding the prohibition on the grant of a security interest in such property (f) Excluded Accounts, (g) motor vehicles or other assets in which a security interest may be perfected only though compliance with a certificate of title statute, and (h) any Cash or certificates of deposit securing reimbursement obligations permitted under this Agreement.

3.3.If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time Agent shall, at Borrower’s sole cost and expense, authorize Borrower to terminate its security interest in the Collateral and all rights therein shall automatically revert to Borrower. Agent shall execute such documents and take such other steps as are reasonably necessary for Borrower to accomplish the foregoing, all at Borrower’s sole cost and expense.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder will be performed within the later of: (i) the Funding Deadline or (ii) 2 Business Days of receipt of the Closing Deliverables, subject to the satisfaction by Borrower of the following conditions:

4.1.On or prior to the Closing Date, Borrower shall have delivered to Agent the following (“Closing Deliverables”):

(a)                 executed copies of the Loan Documents, UCC Financing Statements, a legal opinion of Borrower’s counsel in the form agreed by the Agent prior to the date hereof, and all other customary documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)                 certified copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents, substantially in the form attached as Exhibit E hereto;

(c)                 certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)                 a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; provided that, the only such jurisdiction as of the Closing Date will be Massachusetts;

(e)                 payment of the Closing Expense Charge (if not paid prior to the Closing Date);

(f)                  all certificates of insurance; provided that the Agent acknowledges that it has received such satisfactory certificates of insurance as of the date hereof;

(g)                 Warrant certificates in the form attached hereto as Exhibit B issued in the name of each Lender in accordance with Section 2.7;

(h)                 stock certificates evidencing all of the shares of the Qualified Subsidiaries and Securities Corporation together with a stock power in blank for each such certificate;

(i)                  executed copy of a Registration Rights Agreement in the form attached hereto as Exhibit F; and

(j)                  a Compliance Certificate substantially in the form attached hereto as Exhibit G, executed by Borrower.

4.2.No Default. As of the Closing Date (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that as of the date hereof and as of the Closing Date:

5.1.Corporate Status. Borrower, and each of its Subsidiaries, is a corporation duly organized, legally existing and in good standing under the corporate laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names within the last five (5) years (if any), owned and leased locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Schedule 5.1, as may be updated by Borrower from time to time in a written notice provided to Agent after the Closing Date.

5.2.Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3.Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject (iv) except as described on Schedule 5.3, do not violate any Material Contract or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so. The execution of the Loan Documents does not require stockholder approval under the rules of any applicable law or stock exchange.

5.4.Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5.Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that could reasonably be expected to result in a Material Adverse Effect.

5.6.Laws. Neither Borrower nor any of its Subsidiaries is in violation of any material law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any agreement or instrument evidencing material Indebtedness, or any other Material Agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its

Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that the failure to obtain, make or give any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or to Borrower’s knowledge any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7.Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the date hereof, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material).

5.8.[RESERVED]

5.9.Intellectual Property.

(a)                 Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property used in its business. Schedule 5.9 is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the date hereof . To Borrower’s knowledge, each of the issued Copyrights, Trademarks and Patents is valid and enforceable.  No Intellectual Property of Borrower has been judged by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part.

(b)                 Borrower has all rights with respect to Intellectual Property necessary for the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, other than in connection with Permitted Transfers, and in the case of in-bound Licenses (including the BioHEP License), except for restrictions that are unenforceable under Article 9 of the UCC, (i) Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property, without condition, restriction or payment of any kind (other than license payments in the OCB) to any third party, and (ii) no in-bound License prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License. Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. For the avoidance of doubt, shrink-wrap licenses, click on license agreements, open source code and other licenses available to the public without customization shall not be considered a License. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.10.           [RESERVED]

5.11.           Intellectual Property Claims. No Intellectual Property owned by Borrower relating to any Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, claim, invitation to license, demand, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts Borrower’s use, transfer or licensing thereof or this Agreement or that may affect the validity, use or enforceability thereof, in each case, which could reasonably be expected to have a material adverse effect on Borrower’s business. To Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. As of the date hereof , Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership of or use of in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes in any respect the Intellectual Property or other rights of others. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.12.           Financial Accounts. Schedule 5.12, as may be updated by Borrower in a written notice provided to Agent after the date hereof , is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investments (other than interests in Subsidiaries) and such exhibit correctly identifies in all material respects the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Borrower does not own any Equity Interest of any Person, except for Permitted Investments.

5.13.           Employee Loans. Borrower and each of its Subsidiaries have no outstanding loans to any employee, officer or director of Borrower or Subsidiary nor have Borrower or Subsidiary guaranteed the payment of any loan made to an employee, officer or director of Borrower or Subsidiary by a third party.

5.14.           [RESERVED]

5.15.           Filings. The Borrower is subject to the reporting requirements of the Exchange Act of, and has filed, in a timely manner, all documents and reports that the Borrower was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Borrower to be eligible to use Form S-3 for the two years preceding the date hereof or such shorter time period as the Borrower has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Borrower under the Exchange Act, whether or not required, collectively, the “SEC Reports”). As of the time the SEC Reports were filed with the SEC (or if subsequently amended, when amended), (i) the SEC Reports complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder, and (ii) none of the SEC Reports and the information contained therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.16.           Brokers; Directed Selling Efforts. None of the Borrower, its Affiliates or any person acting on its or their behalf has engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes, the Warrants or the Conversion Shares. The Borrower has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Borrower in connection with this Agreement. The Borrower has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Borrower to facilitate the sale or resale of the stocks potentially issuable upon conversion herein.

5.17.           Registration; Trust Indenture Act. No registration under the Securities Act of the offer and sale of the stocks potentially issuable upon conversion of the Term Loan hereunder is required for, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder is required in connection with, the offer and sale of the stocks to the Lender in the manner contemplated herein.

5.18.           Subsidiaries. Attached as Schedule 5.18, as may be updated by Borrower in a written notice provided after the date hereof, is a true, correct and complete list of each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the SEC Reports, all outstanding shares of capital stock of the Subsidiaries are owned by Borrower either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance. No Subsidiary of the Borrower is currently prohibited, directly or indirectly, from paying any dividends to the Borrower, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Borrower any loans or advances to such Subsidiary from the Borrower or from transferring any of such Subsidiary’s property or assets to the Borrower or any other Subsidiary of the Borrower, except as described in or contemplated in the SEC Reports.

5.19.           Capitalization. The authorized, issued and outstanding capital stock of the Borrower is as set forth in the SEC Reports (other than for subsequent issuances, if any, pursuant to employee benefit plans or director compensation plans described in the SEC Reports or upon the exercise of outstanding options or warrants described in the SEC Reports); the Conversion Shares potentially issuable herein conform in all material respects to the description thereof contained in the SEC Reports; all of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding shares of capital stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Borrower; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Borrower or any of its Subsidiaries other than those described in the SEC Reports; all grants of options to acquire shares of capital stock were validly issued and approved by the Board of Directors of the Borrower, a committee thereof or an individual with authority duly delegated by the Board of Directors of the Borrower or a committee thereof; grants of Borrower stock options were (a) made in material compliance with all applicable laws and (b) as a whole, made in material compliance with the terms of the plans under which such Borrower stock options were issued; there is no and has been no policy or practice of the Borrower to coordinate the grant of Borrower stock options with the release or other public announcement of material information regarding the Borrower or its results of operations or prospects.

5.20.           Reservation of Conversion Shares. The maximum number of shares of Common Stock issuable pursuant to this Agreement have been duly authorized and, if issued upon conversion of the Term Loan in accordance with this Agreement and/or the exercise of the Warrants, will be validly issued, fully paid and nonassessable.

5.21.           Authorized Shares Available. On the Closing Date, immediately prior to giving effect to the transactions contemplated hereby, the Borrower has 200,000,000 authorized shares of Common Stock (the “Authorized Shares”); out of the available Authorized Shares, the Board of Directors of the Borrower has duly and validly adopted resolutions reserving shares of Common Stock for potential issuance of the Conversion Shares; the holders of outstanding shares of capital stock of the Borrower are not entitled to preemptive or other rights to subscribe for the Warrants or any of the Conversion Shares

5.22.           Independent Registered Public Accounting Firm. RSM US LLP, which has certified certain financial statements of the Borrower and its Subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules for the year ended December 31, 2018 in the SEC Reports, is an independent registered public accounting firm with respect to the Borrower within the meaning of the Securities Act and the applicable published rules and regulations thereunder and under the rules of the Public Company Accounting Oversight Board.

5.23.           Transfer Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in the Commonwealth of Massachusetts or the State of New York in connection with the execution and delivery of the Agreement.

5.24.           Tax Returns. The Borrower and each of its Subsidiaries have filed all applicable Tax returns that are required to be filed or has timely requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the SEC Reports) and have paid all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the SEC Reports.

5.25.           Neither the Borrower nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Borrower nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not  reasonably be expected to have a Material Adverse Effect except as set forth or contemplated in the SEC Reports.

5.26.           Regulatory Agencies. The Borrower and its Subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Regulatory Licenses”) issued by all applicable authorities, including, without limitation, all such Regulatory Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the SEC Reports, and neither the Borrower nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Regulatory License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports, and all such Licenses are in full force and effect.

5.27.           Clinical Trials. The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the SEC Reports is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and the Borrower has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Reports; neither the Borrower nor its Subsidiaries has received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or modification of any clinical trials that are described or referred to in the SEC Reports; and each of the Borrower and its Subsidiaries has operated and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

5.28.           Other Regulatory Requirements. The Borrower and each of its Subsidiaries: (a) are and have been in material compliance with applicable health care laws, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, manual provisions, policies and administrative guidance relating to the regulation of the Borrower and its Subsidiaries (collectively, “Health Care Laws”); (b) have not received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither the Borrower nor its Subsidiaries or any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

5.29.           Internal Controls. The Borrower and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Borrower and its Subsidiaries’ internal controls over financial reporting are effective, and the Borrower and its Subsidiaries are not aware of any material weakness in their internal control over financial reporting.

5.30.           Disclosure Controls. The Borrower and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the Borrower’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the SEC and that material information related to the Borrower and its consolidated Subsidiaries is made known to management, including the Borrower’s Chief Executive Officer and Chief Financial Officer, particularly during the period when the Borrower’s periodic reports are being prepared to allow timely decisions regarding required disclosure.

5.31.           Environmental Laws. The Borrower and its Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports. Except as set forth in the SEC Reports, neither the Borrower nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

5.32.           [RESERVED]

5.33.           Employment Laws. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Borrower and its Subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Borrower and its Subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of the Borrower and its Subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Borrower and its Subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports; or (iv) the filing of a claim by one or more employees or former employees of the Borrower or any of its Subsidiaries related to their employment that could have a Material Adverse Effect, except as set forth or contemplated in the

SEC Reports. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Borrower or any of its Subsidiaries may have any liability.

5.34.           Money Laundering Laws. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

5.35.           Sarbanes-Oxley Act. There is and has been no failure on the part of the Borrower and any of the Borrower’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications.

5.36.           Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary) requires a vote of greater than fifty and one tenth of one percent (50.1%) of the Equity Interests or voting rights of such Foreign Subsidiary.

5.37.           The Borrower has not engaged any broker, finder, commission agent or other person in connection with this Agreement or any of the transactions contemplated herein, and the Borrower is not under any obligation to pay any broker’s fee or commission in connection with such transactions.

5.38.           Material Contracts. An accurate, current and complete list of the Material Contracts has been furnished to Lenders and/or is readily available as part of the SEC Reports, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of the Borrower and its officers, all material obligations required to be performed under the terms of each of the Material Contracts by any party thereto on or prior to the date hereof have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any encumbrance upon any of the assets of the Borrower. Further, the Borrower has received no notice, nor does the Borrower have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1.Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of Two Million Dollars ($2,000,000) of directors’ and officers’ insurance for each occurrence and Five Million Dollars ($5,000,000.00) in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2.Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2 as of the Closing Date. While the Term Loan is outstanding, Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Following request by Agent, Borrower shall provide Agent with copies of each insurance policy (excluding D&O), and upon entering or materially amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies (excluding D&O) and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3.Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1.Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                 as soon as practicable (and in any event within 45 days) after the end of each of the first three calendar quarters of each year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis, if applicable), including balance sheet and statements of income and cash flows signed on behalf of Borrower by its Chief Executive Officer or Chief Financial Officer;

(b)                 as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, audited financial statements as of the end of such year (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, accompanied by an audit report that is unqualified as to scope of audit (other than a “going concern” qualification due to a lack of liquidity) from RSM US LLP or another firm of certified public accountants selected by Borrower and reasonably acceptable to Agent (Agent hereby acknowledges that RSM US LLP is an acceptable firm of independent public accountants);

(c)                 promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Common Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange; and

(d)                 prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its fiscal years or fiscal quarters or, without notice to Agent, any change in its accounting policies or reporting practices other than those changes made in accordance with GAAP and accounting guidance. The fiscal year of Borrower shall end on December 31.

All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to the Agent provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Lender.

Notwithstanding the foregoing, any Financial Statement or document required to be delivered under this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which Borrower has filed such Financial Statement or document with the SEC and such Financial Statement or document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge.

7.2.Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once in any twelve month period. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3.Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, or other documents to perfect Agent’s Lien as a first priority lien (subject to Permitted Liens) on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower), collateral assignments, notices, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4.Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, at any time any amount is outstanding hereunder, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (c) as otherwise permitted hereunder or approved in writing by Agent, or (d) Indebtedness of the Borrower made in the OCB consistent with past business practices, in an aggregate amount of not more than $150,000 in any given calendar year.

7.5.Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of intellectual property that constitute Permitted

Transfers. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property (including Intellectual Property). Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, and (b) any Permitted Liens or Permitted Transfers. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.6.Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7.Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest in an aggregate amount not to exceed $50,000 or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party other than Permitted Investments.

7.8.Transfers. Except for Permitted Transfers, Permitted Investments and Permitted Liens, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including cash).

7.9.Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Borrower may dissolve any Subsidiary (that is not a party to this Agreement) as long as the assets of that Subsidiary are distributed to such Subsidiary’s shareholders and Borrower provides prompt notice to Lender.

7.10.           Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, its Subsidiaries, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s or its Subsidiaries’ rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11.           Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control without the approval of the Agent. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (u) Borrower Products, including compounds and raw materials used to manufacture biopharmaceuticals or which are used for preclinical testing or clinical trials, in the OCB, (v) Permitted Transfers, (w) sales of Inventory in the OCB, (y) relocations of Collateral from a location described on Schedule 5.1 to another location described on Schedule 5.1) without the approval of the Agent, such approval not to be unreasonably withheld or delayed.

7.12.           Minimum Cash. For as long as the Term Loan remains outstanding, Borrower and its Subsidiaries who are a party to this Agreement or have executed and delivered to Agent a Joinder Agreement, shall maintain a minimum cash balance (including cash held in money market accounts) of at least $7,000,000.

7.13.           Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investments other than the Deposit Accounts existing as of the Closing Date.

7.14.           Joinder. Borrower shall notify Agent of each Subsidiary formed subsequent to the date hereof and, within 15 days following such formation, shall cause any such Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.15.           Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.16.           Use of Proceeds. Borrower agrees that the proceeds of the Loan shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes in the OCB. The proceeds of the Loan will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.17.           Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower (other than an Eligible Foreign Subsidiary) the effect of which is to require a vote of greater than fifty and one-tenth of one percent (50.1%) of the Equity Interests or voting rights of such entity for any decision or action of such entity.

7.18.           Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.19.           Rule 144 Compliance.

(a)                 With a view to making available to each Lender the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit Lenders to sell any portion of the Conversion Shares or Warrants, as applicable to the public without registration, the Borrower represents and warrants that: (i) the Borrower is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) the Borrower has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that the Borrower was required to file such reports); (iii) the Borrower is not an issuer defined as a “Shell Company” (as hereinafter defined); and (iv) if the Borrower has, at any time, been an issuer defined as a Shell Company, the Borrower has: (A) not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date; and (B) has satisfied the requirements of Rule 144(i) (including, without limitation, the proper filing of “Form 10 information” at least six (6) months prior to the Closing Date). For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i).

(b)                 In addition, until the earliest of (x) three (3) years from the date hereof, (y) when the Conversion Shares are no longer required to bear a restrictive legend or (z) sale of all or substantially all the assets of the Borrower, any merger, consolidation or acquisition involving the Borrower with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Borrower in one or more related transactions (such transactions described in this clause (z), a “Sale Event”), Borrower shall, at its sole expense, promptly following the request of the Lender and upon the Lender providing customary supporting documentation, give the Borrower’s transfer agent instructions to the effect that, upon the transfer agent’s receipt from any Borrower of a certificate (a “Rule 144 Certificate”) certifying that such Lender’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Conversion Shares  which such Lender proposes to sell (the “Securities Being Sold”) is not less than six (6) months and such sale otherwise complies with the requirements of Rule 144, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from the Borrower or its counsel (or from such Lender and its counsel as permitted below), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such Lender or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records or, at the Lender’s option, the Securities Being Sold shall be transmitted by the transfer agent to the Lender by crediting the account of the Lender’s or its designee’s balance account with The Depository Trust Company through its deposit or withdrawal at custodian system if the transfer agent is then a participant in such system. In this regard, upon the Lender’s request, the Borrower shall have an affirmative obligation at its sole expense, to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”). If the transfer agent requires any additional documentation in connection with any proposed transfer by the Lender of any Securities Being Sold, the Lender shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be reasonably necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at the Lender’s expense.

7.20.           Intellectual Property.

(a)                 Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property of which it is aware; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b)                 Borrower shall provide written notice to Agent within thirty (30) days of entering or becoming bound by any material in-bound License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any material in-bound License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such material in-bound License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.21.           [RESERVED]

7.22.           Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary other than transactions, arrangements and contracts otherwise permitted pursuant to Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11.

SECTION 8.  CONVERSION

8.1.Conversion Privilege. Each of the Lenders, at its option, following the occurrence of the Closing Date, shall have the right to convert at any time any portion of its then outstanding Term Commitments and all accrued and unpaid interest thereon into shares of Common Stock of the Borrower at the Conversion Price, as defined below.

8.2.Conversion Price. The Conversion Price shall be $8.76, which is equal to 2 times the average closing price of the Borrower’s Common Stock during the 30 trading days prior to the execution date of this Agreement (subject to adjustments as provided below).

8.3.Conversion Mechanism. Any Lender electing to convert any portion of its then outstanding Term Commitments and all accrued and unpaid interest thereon (the “Converting Lender”), shall notify Borrower in writing, stating the amount the Converting Lender requests to convert (the “Converted Amount”) and the account to which it wishes the shares of Common Stock to be delivered electronically upon conversion (“Conversion Notice”), provided, however, that the Converting Lender may only convert an amount of not less than US$1,000,000 or all of the then outstanding principal balance and all accrued and unpaid interest thereon. The Borrower shall deliver to the Converting Lender, on or before the third Business Day following the Conversion Notice, (1) a number of shares of Common Stock equal to the Converted Amount divided by the Conversion Price (the “Note Conversion Shares”) and (2) cash in lieu of fractional shares, if any. The Borrower and Converting Lender shall produce, execute and file any document and make any arrangement as required to perfect such conversion. The Note Conversion Shares shall be fully paid, and the Conversion Shares shall be unrestricted and freely tradable securities following the earlier of: (i)  the satisfaction of the holding period for such shares required under Rule 144, or (ii) the registration of the Conversion Shares under an effective registration statement in accordance with the Registration Rights Agreement. The Lender shall be treated as a stockholder of record as of the Close of Business on the Business Day during which the Borrower received the Conversion Notice. Following conversion pursuant to this Section, the Converted Amount shall be deemed fully paid and shall no longer be deemed a Secured Obligation hereunder.

8.4.Tax. Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion under this Section 8, unless the tax is due because the Converting Lender requests such shares to be issued in a name other than the Converting Lender’s name.

8.5.Fully Paid Shares. Borrower shall at all times hold, free from preemptive rights, out of its authorized, unreserved and unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion as contemplated above from time to time as such Conversion Notice is presented.

8.6.Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)                 In the case of:

(i)               any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)           any consolidation, merger, combination or similar transaction involving the Borrower,

(iii) any sale, lease or other transfer to a third party of assets of the Borrower and its Subsidiaries; or

(iv)            any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the conversion right of the Lender shall be changed into a right to convert such amounts into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Converted Shares immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Borrower or the successor or purchasing Person, as the case may be, shall execute with the Lender a supplemental agreement providing for such change in the option to convert (“Supplemental Agreement”).

(b)                 If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the amounts due hereunder will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions which occur after the effective date of such Merger Event, (A) the consideration due upon conversion shall be solely cash in an amount equal to the number of originally Converted Shares multiplied by the price paid per share of Common Stock in such Merger Event and shall be paid to the Converting Lenders on or before the third Business Day immediately following the Business Day upon which the Conversion Notice was received. The Borrower shall notify Lender of any such weighted average referred to in the first sentence of this paragraph as soon as practicable after such determination is made.

(c)                 If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such Supplemental Agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Converting Lenders as the board of directors of the Borrower shall reasonably consider necessary by reason of the foregoing.

(d)                 When the Borrower executes a Supplemental Agreement, the Borrower shall promptly deliver to the Lender a certificate, signed by an Officer of the Borrower, briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Converting Lenders. The Borrower shall cause notice of the execution of such Supplemental Agreement to be given to each Converting Lender within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Supplemental Agreement.

(e)                 The Borrower shall not become a party to any Merger Event unless its terms are consistent with this Section 8.6. None of the foregoing provisions shall affect the right of a Lender to convert any portion of the Term Loan into shares of Common Stock prior to the effective date of such Merger Event.

(f)                  The above provisions of this Section shall similarly apply to successive Merger Events.

8.7.Certain Covenants.

(a)                 The Borrower covenants that all shares of Common Stock issued upon conversion will be fully paid and non-assessable by the Borrower and free from all taxes, liens and charges with respect to the issue thereof, except with respect to any U.S. federal withholding taxes which might apply.

(b)                 The Borrower covenants that, if any shares of Common Stock to be provided upon conversion require registration with or approval of any Governmental Authority under any federal or state law before such shares of Common Stock may be validly issued, the Borrower shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, pursuant to the terms and conditions of the Registration Rights Agreement.

(c)                 The Borrower further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Borrower will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion hereunder.

(d)                 The Borrower shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The Nasdaq Stock Market (the “Nasdaq”).

(e)                 Within 60 days following the Closing Date (or such later date as agreed by the Agent in its sole discretion), the Borrower shall execute and deliver deposit account control agreement reasonably acceptable to the Agent covering all of the Deposit Accounts listed on Schedule 8.7(e) hereto.

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1.Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2.Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.19(b), and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement) any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.19(b) and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement the occurrence of such default; or

9.3.Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that solely for the purposes of this Section 9.3, none of the following shall constitute by itself a Material Adverse Effect: (i) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) or general changes in the regulation, standard terms and policies of an industry or a market, whether worldwide or in the United States, (ii) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, or (iii) changes in generally accepted accounting principles.

9.4.Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5.Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6.Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least One Hundred and Fifty Thousand Dollars ($150,000), and remains unstayed, unbonded and unsatisfied for more than ten (10) days, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7.Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of One Hundred Thousand Dollars ($100,000).

9.8 Stop Trade. At any time, an SEC stop trade order or Nasdaq market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another public market within sixty (60) days of such notice.

SECTION 10.  REMEDIES

10.1.           General. Upon and during the continuance of any one or more Events of Default, (i) Agent may accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2.           Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3.           No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4.           Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2.           Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic transmission or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                 If to Agent:

Email: momi@pontifax.com; tomer@pontifax.com

Telephone: 972-9-9725617

(b)                 If to Borrower:

SPRING BANK PHARMACEUTICALS, INC.

Attention: President and Chief Executive Officer

Email: mdriscoll@springbankpharm.com

Telephone: (508) 473-5993

or to such other address as each party may designate for itself by like notice.

11.3.           Entire Agreement; Amendments.

(a)                 This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Pontifax proposal letter dated August 1, 2019).

(b)                 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lenders, Agent and all future holders of the Loans.

11.4.           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5.           No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6.           Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3, 8.1, 11.12 and 11.14 shall survive the termination of this Agreement.

11.7.           Successors and Assigns.

(a)                 The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lenders may assign, transfer, or endorse its rights hereunder (except for Section 8.1, which may not be assigned without Borrower written consent) and under the other Loan Documents to an Assignee (defined in Section 11.13) without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent) without the prior consent of Borrower, which shall not be unreasonably withheld conditioned or delayed; provided however Borrower’s consent shall not be required if such assignment occurs following an Event of Default that is continuing or in connection with the a sale or disposition of Agent or Lender or all or a portion of a Lender’s loan portfolio, or any merger, acquisition or corporate reorganization affecting a Lender. In addition to the foregoing, in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

(b)                 The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.           Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of New York and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9.           Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (except as expressly provided otherwise in any other Loan Document) shall be brought in any competent state or federal court located in New York City, New York (the “Competent Court”). By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) submits and consents to exclusive jurisdiction in such courts except that Agent may bring suit or take legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations or as provided in any other Loan Document; (b) waives any objection as to lack of jurisdiction or improper venue or forum non conveniens; and (c) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 and shall be deemed effective and received as set forth in Section 11.2.

11.10.        Mutual Waiver of Jury Trial.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

11.11.        Professional Fees. Subject to the expense cap set forth herein, Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable attorney’s fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12.        Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) marked as confidential by Borrower at the time of disclosure or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public without any disclosure by Agent or Lender or breach of this Section 11.12; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default and during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under any non-disclosure agreement.

11.13.        Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), provided that no such assignment shall be made to a direct competitor of Borrower without the prior written consent of Borrower, which shall not be unreasonably withheld conditioned or delayed; provided however Borrower’s consent shall not be required if such assignment occurs following an Event of Default that is continuing or in connection with the a sale or disposition of Agent or Lender or all or a portion of a Lender’s loan portfolio, or any merger, acquisition or corporate reorganization affecting a Lender. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Term Note (if any), it will endorse thereon a notation as to the portion of the principal of the Term Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14.        Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15.        Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16.        No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17.        Agency. Lender hereby irrevocably appoints Pontifax Medison Finance GP L.P. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

11.18.        Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, including pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19.        Institutional Accredited Investor or Qualified Institutional Buyer. The Lender is either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

11.20.        Liquidated Damages. The Termination Payment shall be presumed to be the liquidated damages sustained by the Borrower as the result of the failure of the Lender to fund in accordance with the terms hereof and the Lender agrees that it is reasonable under the circumstances currently existing. The Borrower, the Agent and the Lender expressly agree that: (i) the Termination Payment is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) there has been a course of conduct between the Borrower and the Lender giving specific consideration in this transaction for such agreement to pay the Termination Payment; (iii) the Lender shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (iv) the Lender’s agreement to pay the Termination Payment is a material inducement to the Borrower to enter into this Agreement, and (v) the Termination Payment represents a good faith, proportional and reasonable estimate of the damages of the Borrower and that the actual amount of damages to the Borrower as the result of the failure to fund by the Lender in accordance with the terms hereof are not easily ascertainable. THE LENDER AND THE BORROWER EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING Termination Payment.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

AGENT:	BORROWER:

Pontifax Medison Finance GP L.P	SPRING BANK PHARMACEUTICALS, INC.

/s/ Momi Karako	Signature:	/s/ Jonathan Freve
By: Momi Karako	Print Name:	Jonathan Freve
Title: Partner	Title:	Chief Financial Officer and Treasurer

SPEROVIE BIOSCIENCES, INC.

	Signature:	/s/ Jonathan Freve
	Print Name:	Jonathan Freve
	Title:	Chief Financial Officer and Treasurer

LENDERS:

Pontifax Medison Finance (Israel) L.P.	Pontifax Medison Finance (Cayman) L.P.

/s/ Momi Karako	/s/ Momi Karako
By: Momi Karako	By: Momi Karako
Title: Partner	Title: Partner